FOR IMMEDIATE RELEASE
July 19, 2012

Exhibit 99.1

Contact Information Below

CoreLogic® Selects Dell Services for Technology Transformation Initiative
--Seven-year Agreement Expected to Deliver a Platform for Future Growth and Generate $175-200 Million in Cumulative Net Operating Expense Reductions--

SANTA ANA, Calif., July 19, 2012-CoreLogic (NYSE: CLGX), a leading provider of information, analytics and business services, today announced it has signed a seven-year agreement with Dell Services to provide CoreLogic next-generation technology platform, security, cloud computing and infrastructure management services. Key aspects of the arrangement include:

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Enhanced performance and lower operating costs - CoreLogic will migrate to a new state-of-the-art technology infrastructure over the initial thirty months of this agreement. This platform, together with Dell's infrastructure management services, is expected to provide the Company with new functionality, increased performance, and an overall reduction in application management and development costs.

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Security - Dell SecureWorks, an industry-leading IT security service is expected to help CoreLogic proactively and continuously monitor and protect its IT assets from cyber threats while reducing current security costs.

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Cloud computing - Dell's secure enterprise-class cloud solutions are expected to enable CoreLogic to efficiently scale to accommodate long-term growth and seasonally demanding workloads. Virtualization and cloud computing are expected to increase CoreLogic's agility, efficiency and responsiveness to business demands.

“Combining the industry-leading data, analytics and services of CoreLogic with state-of-the-art technology is pivotal to building our competitive advantage. We are excited to have Dell Services as a strategic partner in this effort. We expect this multi-year program to transform our IT infrastructure, protect our assets, enhance flexibility and support our future growth,” said Anand Nallathambi, President and Chief Executive Officer of CoreLogic.

“The transformation of CoreLogic's technology infrastructure is a key element of our previously announced Project 30 program and will substantially lower the cost profile of our technology functions commencing in 2014,” said Frank Martell, Chief Financial Officer of CoreLogic. “We believe Dell Services is the right partner to help us achieve our long-term strategic technology plan.”

“Dell Services has a track record of transforming and modernizing IT infrastructures for our customers' long-term growth and innovation,” said Steve Schuckenbrock, President, Dell Services. “CoreLogic has a clear vision of how to succeed and we plan to support and help facilitate every step of the process with our security, cloud and IT management offerings and expertise.”

Following an initial transition period of approximately thirty months, CoreLogic expects to realize net operating expense reductions of approximately $35 to $40 million per year compared to 2012 projected operating cost run-rates. The Company expects to incur non-recurring cash and non-cash charges totaling approximately $40 million during the transition period in conjunction with exiting its existing data center infrastructure.

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading provider of consumer, financial and property information, analytics and services to business and government. The Company combines public, contributory and proprietary data to develop predictive decision analytics and provide business services that bring dynamic insight and transparency to the markets it serves. CoreLogic has built one of the largest and most comprehensive U.S. real estate, mortgage application, fraud, and loan performance databases and is a recognized leading provider of mortgage and automotive credit reporting, property tax, valuation, flood determination, and geospatial analytics and services. More than one million users rely on CoreLogic to assess risk, support underwriting, investment and marketing decisions, prevent fraud, and improve business performance in their daily operations. The Company, headquartered in Santa Ana, Calif., has approximately 5,000 employees globally. For more information, visit www.corelogic.com.

CORELOGIC and the stylized CoreLogic logo are registered trademarks owned by CoreLogic, Inc. and/or its subsidiaries. No trademark of CoreLogic shall be used without the express written consent of CoreLogic.

All other trademarks are the property of their respective owners.

Safe Harbor/Forward-Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the expected operating cost reductions over the seven-year agreement period, the expected level of non-cash charges to be recognized in the coming 30-month period, the expectation that the Dell technology platform will provide new functionality, increased performance and an overall reduction in application management and development costs, the expectation that Dell SecureWorks will help CoreLogic to monitor and protect its IT assets and reduce security costs, the expectation that Dell's cloud computing solutions will enable CoreLogic to efficiently scale to accommodate long-term growth and seasonally demanding workloads, and increase CoreLogic's efficiency and responsiveness to business demands, and the expectation that the Dell partnership will transform CoreLogic's IT infrastructure, protect its assets, enhance flexibility and support future growth. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements are set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2011, as updated by our Quarterly Reports on Form 10-Q, and also include the following: Dell's ability to deliver on its commitments in the agreement, CoreLogic's ability to manage the transition to the Dell platforms and services, and the increasing sophistication of cyber threats. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the forward-looking statements are made.

About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services that give them the power to do more. For more information, visit www.dell.com.

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Media Contact:                    Investor Contact:
Alyson Austin                        Dan Smith
Corporate Communications                Investor Relations
714-250-6180                        703-610-5410
newsmedia@corelogic.com                danlsmith@corelogic.com